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                 (Pietrantoni Mendez & Alvarez LLP Letterhead)
                                                                     EXHIBIT 5.1

                                                 April 10, 2002

Doral Financial Corporation
1159 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933 (the "Act"), of the following three new series of debt securities: U.S. $30,000,000 aggregate principal amount of the Company's 7.00% Senior Notes due 2012, U.S. $40,000,000 aggregate principal amount of the Company's 7.10% Senior Notes due 2017 and U.S. $30,000,000 aggregate principal amount of the Company's 7.15% Senior Notes due 2022 (collectively, the "Securities") of Doral Financial Corporation, a Puerto Rico corporation (the "Company"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, we advise you that, in our opinion:

                  (1) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the Commonwealth of Puerto Rico.

                  (2) The Indenture relating to the Securities has been duly authorized, executed and delivered by the Company.

                  (3) The Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.


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         In rendering the foregoing opinion, we are expressing no opinion as to
Federal or state laws relating to fraudulent transfers.

         The foregoing opinion is limited to the Federal laws of the United States, the laws of the Commonwealth of Puerto Rico and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of New York law, we have relied upon the opinion, dated April 10, 2002 of Sidley Austin Brown & Wood LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Sidley Austin Brown & Wood LLP.

         Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities have been manually signed by one of the Trustee's authorized officers, and that the signatures and all documents examined by us are genuine, assumptions that we have not independently verified.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-72740) and to the reference to us under the heading "Legal Matters" in the Prospectus Supplement dated April 5, 2002. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                       Very truly yours,



                                       /s/ Pietrantoni Mendez & Alvarez LLP


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